                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
     Filed by the registrant [X]
     Filed by a party other than the registrant [ ]
     Mark the appropriate item:
   [ ]  Preliminary proxy statement
   [X]   Definitive proxy statement
   [ ]   Definitive additional materials
   [ ]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                             Anchor Financial Corporation
                                   Tommy E. Looper
     Payment of filing fee (Mark the appropriate item):
   [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
   [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     (4) Proposed maximum aggregate value of transaction:
   [ ]Mark if any part of the fee is offset as provided by Exchange Act Rule
      0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of filing.
        (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

       (3) Filing party:

       (4) Date filed:

                          ANCHOR FINANCIAL CORPORATION
                                2002 OAK STREET
                       MYRTLE BEACH, SOUTH CAROLINA 29577
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO THE SHAREHOLDERS:
     Notice is hereby given that the Annual Meeting of Shareholders of Anchor Financial Corporation will be held on Wednesday, April 24, 1996 at 4:00 p.m. local time, at The Dunes Golf and Beach Club, 9000 North Ocean Boulevard, Myrtle Beach, South Carolina 29572, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:
     1. To fix the number of Directors to be elected at six and to elect six persons as Directors;
     2. To consider and vote upon an amendment to the Corporation's Articles of Incorporation to increase the authorized shares of common stock to 7,000,000 shares;
     3. To consider and vote on adoption of the proposed Anchor Financial Corporation, The Anchor Bank and The Anchor Bank of North Carolina Incentive Stock Option Plan of 1996, to be effective as of April 25, 1996;
     4. To ratify the selection of Price Waterhouse LLP as independent public accountants for the Corporation for the year ending December 31, 1996; and
     5. To transact such other business as may properly come before the meeting or any adjournment thereof.
     Only those shareholders of common stock of record at the close of business on March 1, 1996, shall be entitled to notice of and to vote at the meeting. The Stock Transfer Book of the Corporation will not be closed.
     A copy of the Corporation's 1995 Annual Report to Shareholders is enclosed with this Proxy Statement.
                                          By Order of the Board of Directors
                                          STEPHEN L. CHRYST
                                          President and Chief Executive Officer
Myrtle Beach, South Carolina
March 27, 1996
YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOUR PROXY CAN BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                          ANCHOR FINANCIAL CORPORATION
                                2002 OAK STREET
                       MYRTLE BEACH, SOUTH CAROLINA 29577
                                PROXY STATEMENT
     This Proxy Statement and the accompanying form of proxy are first sent to shareholders on or about March 27, 1996.
                          INFORMATION CONCERNING PROXY
     This solicitation of proxies for the Annual Meeting is being made by the Board of Directors of Anchor Financial Corporation (the "Corporation") for use at the meeting to be held on Wednesday, April 24, 1996 at 4:00 p.m. local time, at The Dunes Golf and Beach Club, 9000 North Ocean Boulevard, Myrtle Beach, South Carolina 29572, and at any adjournment(s) thereof. The entire cost of such solicitation will be borne by the Corporation. The Corporation, through its directors, officers, and regular employees, may solicit proxies personally or by telephone, in addition to solicitation by mail, but without additional compensation for such solicitation. The Corporation may request brokers and others to send the Proxy Statement and the proxy material to the beneficial owners of the shares and may reimburse them for their reasonable expense in doing so.
     The shares represented by the accompanying proxy will be voted if the proxy is properly executed and received by the Corporation prior to the time of the meeting. All proxies delivered pursuant to this solicitation are revocable at any time prior to the exercise thereof at the option of the persons executing them. Unless revoked, properly executed proxies will be voted in accordance with the instructions contained therein. Proxies which contain no instructions will be voted "FOR" the proposals.
     The Corporation does not intend to present any matters for action other than those listed in the Notice of Annual Meeting and has not been informed that any persons intend to present any other matters for action at the meeting. However, if any other matters are properly brought before the meeting, the persons designated as proxies will vote in accordance with their best discretion on such matters.
                  VOTING SHARES AND PRINCIPAL HOLDERS THEREOF
     At the close of business on March 1, 1996, the record date, the Corporation had 4,000,000 shares of common stock authorized, $6.00 par value per share, of which 2,551,595 shares were issued and outstanding, and 262,962 shares were subject to options. The Corporation's common stock is the only class of stock outstanding. Only the holders of record of common stock of the Corporation at the close of business on March 1, 1996, are entitled to notice of and vote on the matters to come before the Annual Meeting of Shareholders or any adjournment thereof.
     Presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Meeting or any adjournment thereof.
                                       1

     A shareholder is entitled to one (1) vote, in person or by proxy, at the Annual Meeting for each share of common stock of the Corporation held of record in his or her name at the close of business on the record date, March 1, 1996.
     In the election of each director and in all other matters which come before the meeting of shareholders, each shareholder shall be entitled to one vote for each share of stock owned by him.
     As of March 1, 1996, The Anchor Bank Employee Stock Ownership Plan beneficially owned 216,180 shares (8.47%) of the Corporation's outstanding common stock. To the knowledge of the management of the Corporation, as of March 1, 1996, no other shareholder owned beneficially more than five percent (5%) of the Corporation's outstanding common stock. As of March 1, 1996, the Board of Directors of the Corporation beneficially owned 486,184 shares (19.05%), directly and indirectly, of the Corporation's issued and outstanding common stock. Seven members of the Board of Directors, as trustees, also have voting power as to 63,744 (2.50%) unallocated shares owned by The Anchor Bank Employee Stock Ownership Plan.
                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
     Any proposal that a shareholder intends to present at the 1997 Annual Meeting must be received at the Corporation's Principal Offices (2002 Oak Street, Myrtle Beach, South Carolina 29577, Attention: Corporate Secretary) not later than November 27, 1996. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.
                             ELECTION OF DIRECTORS
     The Charter and By-Laws of the Corporation provide that the Board of Directors shall consist of a maximum of twenty (20) persons. The Board currently consists of seventeen directors. The Charter and By-Laws also provide that the terms of the Board of Directors be staggered so that approximately one-third of the directors are elected each year to three-year terms. The Board of Directors of the Corporation have proposed that the number of directors to be elected in 1996 to serve three-year terms be fixed at six and that the six nominees set out in the following section be elected for the terms indicated. All the nominees are presently serving as directors of the Corporation.
     It is not contemplated that any of the nominees will be unable or unwilling for good cause to serve; but, if that should occur, it is the intention of the persons named in the proxy either to vote for such other person or persons for director as may be nominated by the Board of Directors, or to reduce the number of directors to be elected at the meeting by the number of such persons unable or unwilling to serve.
     The Corporation recommends that you vote in favor of all the nominees named below for election to the Board of Directors.
                 INFORMATION RESPECTING THE BOARD AND NOMINEES
     The Board of Directors of the Corporation, which met thirteen times in 1995, has standing Executive, Audit, Loan, Long Range Planning and Compensation Committees. The Long Range Planning Committee also serves as the nominating committee.
                                       2

     The Audit Committee, which met four times during 1995, consists of C. Jason Ammons, Jr., C. Donald Cameron, Stephen L. Chryst, John D. Flowers, J. Roddy Swaim, Harry A. Thomas, and Zeb M. Thomas, Sr. The Audit Committee has the responsibility of recommending to the Board of Directors the engagement or discharge of the independent public accountants, reviewing with the independent public accountants the plan for and results of the audit engagement, maintaining direct reporting responsibility and regular communication with the Corporation's internal audit staff, reviewing the scope and results of the internal audit procedures of the Corporation and its subsidiaries, approving the services to be performed by the independent public accountants, reviewing the degree of independence of the public accountants, considering the range of audit and nonaudit fees, and reviewing the adequacy of the Corporation's system of internal accounting controls.
     The Compensation Committee met two times during 1995, and consists of C. Donald Cameron, John D. Flowers, J. Bryan Floyd, J. Roddy Swaim and Zeb M. Thomas, Sr. The Compensation Committee makes recommendations to the Board of Directors with respect to the Corporation's compensation policies and compensation of the executive officers.
     The Long Range Planning Committee met one time during 1995, and consists of Stephen L. Chryst, John D. Flowers, J. Bryan Floyd, Admah Lanier, Jr., Thomas J. Rogers, Albert A. Springs, III, J. Roddy Swaim and Zeb M. Thomas, Sr. The Long Range Planning Committee is responsible for long range planning issues and identifying and screening candidates to fill vacancies on the Board of Directors and also makes recommendations regarding the size and composition of the Board of Directors. This committee will consider recommendations for director nominees made by shareholders of the Corporation. Such nominations shall be made by writing to the Chief Executive Officer of the Corporation and providing the candidate's name, biographical data and qualifications.
     All directors attended at least 75% of the meetings of the Board of Directors of the Corporation during 1995 except Director Bellamy. During 1995, Director Bellamy attended less than 75% of the Executive Committee meetings and Director Cameron attended less than 75% of the Compensation Committee meetings.
     Under the securities laws of the United States, the Corporation's directors, its executive officers, and any persons holding more than ten percent of the Corporation's common stock are required to report their ownership of the Corporation's common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Corporation is required to report in this Proxy Statement any failure to file by these dates during 1995. To the best of the Corporation's knowledge, these filing requirements were satisfied by its directors and officers in 1995. In making these statements, the Corporation has relied on the written representations of its directors and officers and copies of the reports that they have filed with the Commission.
     Directors of the Corporation that are also members of the Board of Directors of The Anchor Bank (the "Bank") receive $250 per quarter and $600 per special Board meeting (not held on a regularly scheduled meeting date) attended for their services to the Corporation; in addition, these directors earn fees for their services on the Bank Board. Directors of the Corporation that are not members of the Board of Directors of the Bank receive $250 per quarter and $600 per regular or special Board meeting attended for their services to the Corporation. All committee members receive $150 for each committee meeting attended and payment for one excused absence, if applicable.
                                       3

     The persons indicated with an asterisk (*) below are nominated for election to serve until the annual meeting of shareholders in the year their terms expire. It is the intention of the persons named in the proxy to vote for the election of all nominees. The other persons listed are current directors of the Corporation elected to serve until the year their term will expire.

                                   SERVED      YEAR
                                     AS        TERM
                                  DIRECTOR     WILL                        PRINCIPAL OCCUPATION
          NAME             AGE     SINCE      EXPIRE                        FOR PAST FIVE YEARS
C. Jason Ammons, Jr.*      50       1987       1999    Owner -- Sea Mist Resort
Howell V. Bellamy, Jr.     59       1989       1997    Chairman of the Board -- Bellamy, Rutenberg, Copeland, Epps,
                                                         Gravely and Bowers, P.A. (Attorney)
W. Cecil Brandon, Jr.      66       1974       1997    President -- Brandon Advertising & Sales Co., Inc.
James E. Burroughs         49       1989       1998    Chairman of the Board -- Burroughs & Chapin Company
C. Donald Cameron          67       1974       1997    President -- Inlet Development Corporation
Stephen L. Chryst          50       1978       1998    President and Chief Executive Officer of the Corporation
John D. Flowers            65       1974       1998    Owner -- Flowers, McGee & Associates (Investments)
J. Bryan Floyd             60       1994       1998    Businessman and civic leader; Owner and Operator, Hoskins
                                                         Restaurant; Vice President and Secretary, Caro-Strand
                                                         Corporation d/b/a Bay Tree Golf Plantation
Admah Lanier, Jr.*         69       1994       1999    Co-owner and President, Lanwillo Development Co.; Owner,
                                                         Arvida Development Co., Inc.; Owner, Pender Development
                                                         Co., Inc.; Partner, Coastal Farms
Tommy E. Looper*           48       1993       1999    Executive Vice President, Chief Financial Officer, and
                                                         Secretary of the Corporation
W. Gairy Nichols, III*     44       1987       1999    Owner -- Dunes Realty, Inc.
Ruppert L. Piver           56       1994       1998    Rural Letter Carrier for U. S. Postal Service; previously
                                                         owner of R. L. Piver Landscaping and Hauling
Thomas J. Rogers*          59       1974       1999    President -- Grand Strand Broadcasting Corporation
Albert A. Springs, III     56       1974       1998    Owner -- H. B. Springs Company (Insurance)
J. Roddy Swaim             50       1987       1997    Owner -- Dunes Realty, Inc.
Harry A. Thomas            46       1994       1997    President -- Thomas Real Estate Company
Zeb M. Thomas, Sr.*        74       1979       1999    Owner -- The Dayton House, Inc. (Hotel)

(*) Nominee for election.
                                       4

                        SECURITY OWNERSHIP OF MANAGEMENT
     The following table shows the shares of the Corporation's common stock owned beneficially by each director and by executive officers and directors of the Corporation as a group as of March 1, 1996.

                                                                           NUMBER OF SHARES        PERCENTAGE OF
                                                                            OWNED DIRECTLY     OUTSTANDING SHARES OF
SHAREHOLDER                                                                  (INDIRECTLY)          COMMON STOCK
C. Jason Ammons, Jr.*...................................................         62,305                  2.44%
                                                                                (30,055)                (1.18%)
Howell V. Bellamy, Jr...................................................          9,670                  0.38%
W. Cecil Brandon, Jr....................................................         16,857                  0.66%
                                                                                   (481)                (0.02%)
James E. Burroughs......................................................            209                  0.01%
C. Donald Cameron.......................................................            186                  0.01%
                                                                                 (8,110)                (0.32%)
Stephen L. Chryst.......................................................         25,782(1)               1.01%
John D. Flowers.........................................................         21,081                  0.83%
J. Bryan Floyd..........................................................         45,976                  1.80%
                                                                                   (931)                (0.04%)
Admah Lanier, Jr.*......................................................          8,857                  0.35%
Tommy E. Looper*........................................................         18,604(1)               0.73%
                                                                                 (1,255)                (0.05%)
W. Gairy Nichols, III*..................................................         31,824                  1.25%
                                                                                 (3,102)                (0.12%)
Ruppert L. Piver........................................................         10,302                  0.40%
Thomas J. Rogers*.......................................................         16,018                  0.63%
                                                                                 (2,008)                (0.08%)
Albert A. Springs, III..................................................         29,098                  1.14%
J. Roddy Swaim..........................................................         15,044                  0.59%
                                                                                 (1,800)                (0.07%)
Harry A. Thomas.........................................................         21,464                  0.84%
                                                                                 (9,233)                (0.36%)
Zeb M. Thomas, Sr.*.....................................................         59,860                  2.35%
                                                                                (36,072)                (1.41%)
All directors and executive officers as a group (20 persons)............        421,047(1)(2)           16.50%
                                                                               (116,629)                (4.57%)

(*) Nominee for election.
(1) Includes vested shares in The Anchor Bank Employee Stock Ownership Plan for Messrs. Chryst and Looper of 19,248 and 11,144, respectively, and does not include stock options exercisable on December 31, 1995. All directors and executive officers as a group have the right to purchase an aggregate of 204,920 shares of common stock under the stock option plan, including 80,000 and 44,800 shares for Messrs. Chryst and Looper, respectively.
(2) Seven members of the Board of Directors, as trustees, also have voting power as to 63,744 (2.50%) unallocated shares owned by The Anchor Bank Employee Stock Ownership Plan.
                                       5

                             EXECUTIVE COMPENSATION
     The following table discloses compensation for services in all capacities for the three years ended December 31, 1995, which were paid by the Corporation to all executive officers whose total annual salary and bonus exceeded $100,000.
                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                 SECURITIES
                                                       ANNUAL COMPENSATION       UNDERLYING
                                                               (1)                OPTIONS           ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR      SALARY        BONUS         (#)(2)        COMPENSATION (3)
Stephen L. Chryst                            1995     $240,000      $92,768        40,000            $ 33,534
President and Chief Executive Officer        1994      215,000       77,400             0              26,071
                                             1993      181,000       57,010             0              27,352
David E. Buffaloe                            1995     $ 90,000      $ 7,500         3,000            $ 13,371
President -- The Anchor Bank                 1994       90,000       17,537             0              13,199
of North Carolina                            1993       83,640            0             0               8,698
Robert E. Coffee, Jr.                        1995     $ 98,418      $27,500        22,400            $ 16,112
Executive Vice President and                 1994       90,000       25,000             0              13,249
Chief Administrative Officer --              1993       76,500            0             0                 404
The Anchor Bank
Robert R. DuRant, III                        1995     $106,250      $32,500        22,400            $  9,020
Executive Vice President and                 1994      100,000       30,000             0              10,451
Chief Credit Officer --                      1993       90,000       42,757             0              10,485
The Anchor Bank
Tommy E. Looper                              1995     $127,082      $45,000        22,400            $ 28,139
Executive Vice President and                 1994      120,000       40,000             0              21,539
Chief Financial Officer                      1993       92,500       42,757             0              14,833

(1) The aggregate amount of perquisites and other personal benefits not reported above during 1995 for any individual named above did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported above for such named executive officer.
    Mr. Buffaloe received a 1993 performance bonus of $10,037 in 1994.
(2) All options have been adjusted to reflect the two-for-one stock split in 1995 which was effected in the form of a stock dividend.
(3) The amounts disclosed in this column include:
    (a) The Corporation adopted an Employee Stock Ownership Plan ("ESOP") effective January 1, 1982 covering all employees with at least one-year of continuous service. The ESOP is administered by seven members of the Board of Directors of the Bank. Contributions to the ESOP, which are discretionary with the Board of Directors are used to purchase shares of the Corporation's stock. The shares are held in trust for each employee until retirement, death, or break in service. Each participant is allocated a portion of the contribution in proportion to his compensation up to $150,000 relative to the aggregate compensation of all participants. Participants employed less than seven years will be
                                       6
        less than 100% vested in their account in the ESOP. Benefits are distributed in the form of shares of the Corporation's stock. For the year 1995, the Corporation's contribution to the ESOP was $296,463, including contributions of $6,022, $4,063, $5,223, $5,731 and $6,022 for
        Messrs. Chryst, Buffaloe, Coffee, DuRant and Looper, respectively.
        (b) The Corporation adopted a pre-tax savings plan ("401(k) Plan") effective June 1, 1991 covering all employees with at least three-months of continuous service. Under the 401(k) Plan, employees are eligible to contribute up to 15% of compensation up to the statutory limit. The 401(k) Plan allows for discretionary employer matching contributions. For the year 1995, the Board of Directors approved a discretionary employer matching contribution of 50% of compensation contributed by the employee up to 2% of the employee's total compensation. The discretionary employer matching contributions will cover all employees with at least one-year of continuous service. Participants employed less than seven years will be less than 100% vested in the discretionary employer matching contributions portion of their account in the 401(k) Plan. For the year 1995, the Corporation's matching contribution to the 401(k) Plan was $68,537, including a matching contribution of $3,000, $2,024, $2,388, $2,855 and $3,000 for Messrs. Chryst, Buffaloe,
            Coffee, DuRant and Looper, respectively.
        (c) Officers that are directors and members of the committees of the Board of Directors receive fees for attendance at such meetings in the same manner as outside directors. For the year 1995, the Corporation paid in director and committee fees $23,900, $7,100, $8,100 and $18,600 to Messrs. Chryst, Buffaloe, Coffee and
            Looper, respectively.
        (d) Payment by the Corporation for the year 1995 of premiums of $612, $367, $401, $434 and $517 for group term life insurance on behalf of Messrs. Chryst, Buffaloe, Coffee, DuRant and Looper,
            respectively.
        (e) On January 27, 1996, the Corporation and the Bank, entered into Salary Continuation Agreements with Messrs. Chryst, Coffee, DuRant and Looper. These Agreements provide for a continuation of salary payments to these executives upon retirement, termination, death or disability. The Agreements have a vesting schedule that requires eight years of service after the date of the Agreements before an executive is 100% vested. In the event of a change in control of the Corporation or the Bank, the vesting schedule is stepped up to 100%. The normal retirement benefit payable to the executives each year for fifteen years when each executive retires after reaching age 65 would be $150,600, $36,900, $46,308 and $53,300 for Messrs.
            Chryst, Coffee, DuRant and Looper, respectively. The vested termination benefits for each of the executives upon termination prior to a normal retirement date for reasons other than death or disability and prior to a change in control would be the vested portion of the accrued liability for the normal retirement benefit.
                                       7

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
     The following table shows the stock options granted to the named executive officers during 1995 and the potential realizable value of those grants (on a pre-tax basis). All options granted will expire on the tenth anniversary of their respective grant dates and become exercisable over a three-year period. Option exercise prices were in all cases equal to the fair market value of a share of common stock on the date the option was granted.

                                                                                               POTENTIAL REALIZABLE
                                                   INDIVIDUAL GRANTS                                 VALUE AT
                               NUMBER OF                                                      ASSUMED ANNUAL RATES OF
                               SECURITIES       % OF TOTAL                                   STOCK PRICE APPRECIATION
                               UNDERLYING     OPTIONS GRANTED   EXERCISE OF                             FOR
                                OPTIONS        TO EMPLOYEES     BASE PRICE      EXPIRATION        OPTION TERM (1)
NAME                         GRANTED (#)(2)       IN 1995        PER SHARE         DATE          5%            10%
Stephen L. Chryst..........      40,000             26.67%        $ 14.50         6/15/05    $   364,759   $   924,371
David E. Buffaloe..........       3,000              2.00           14.50         6/15/05         27,357        69,328
Robert E. Coffee, Jr.......      22,400             14.93           14.50         6/15/05        204,265       517,648
Robert R. DuRant, III......      22,400             14.93           14.50         6/15/05        204,265       517,648
Tommy E. Looper............      22,400             14.93           14.50         6/15/05        204,265       517,648
Increase in value to all shareholders (3)                                                    $23,241,260   $58,897,915

(1) The potential gain is calculated from the closing price of common stock on June 15, 1995, the date of grants to executive officers. These amounts represent assumed rate of appreciation only. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.
(2) All options have been adjusted to reflect the two-for-one stock split in 1995 which was effected in the form of a stock dividend.
(3) Calculated using a common stock price of $14.50, the closing market price on June 15, 1995, which is the exercise price of all of the options granted in 1995, and the total weighted average number of common shares outstanding for 1995 of 2,548,671 shares.
                                       8

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES
     The following table sets forth the aggregated option exercises in fiscal 1995 by the named executive officers and the value of such officers' unexercised options at December 31, 1995.

                                        SHARES
                                       ACQUIRED                      NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                          ON         VALUE          UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                       EXERCISE     REALIZED         OPTIONS AT FY-END (2)              AT FY-END (3)
NAME                                     (#)         ($)(1)      EXERCISABLE     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
Stephen L. Chryst....................     -0-          -0-          40,000           40,000       $ 435,000      $ 210,000
David E. Buffaloe....................     -0-          -0-             -0-            3,000               0      $  15,750
Robert E. Coffee, Jr.................     -0-          -0-          20,530           22,400         285,462      $ 117,600
Robert R. DuRant, III................     -0-          -0-          22,400           22,400         243,600      $ 117,600
Tommy E. Looper......................     -0-          -0-          22,400           22,400         243,600      $ 117,600

(1) The value is calculated by subtracting the exercise price from the market value on the date of exercise.
(2) All options have been adjusted to reflect the two-for-one stock split in 1995 which was effected in the form of a stock dividend.
(3) The value is determined by subtracting the exercise or base price from the market value of the underlying securities at the fiscal year-end. The market value of the Corporation's common stock at its fiscal year-end of December 31, 1995 was $19.75 per share.
            COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION
     The Compensation Committee's executive compensation philosophy (which includes the Chief Executive Officer) is to provide competitive levels of compensation, integrate management's pay with the achievement of the Corporation's annual and long-term performance goals, recognize individual initiative and achievement, and assist the Corporation in attracting and retaining qualified management. Management compensation is intended to be set at levels that the Compensation Committee believes is consistent with others in the Corporation's industry and also considers general economic conditions and other external factors.
     Base salaries for executive management are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the financial services industry. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Corporation, the performance of the executive, and any increased responsibilities assumed by the executive.
     Compensation paid during 1995 to executive officers consisted of base salary, bonus, stock option awards, and matching contributions paid with respect to the Corporation's 401(k) Plan and ESOP. Payments to the Corporation's 401(k) Plan and ESOP are made to all employees on a non-discriminatory basis.
     The Corporation has an existing executive management incentive bonus program, which is administered by the Compensation Committee. The amounts, which are awarded annually, are determined based upon a
                                       9
combination of the level of achievement by the Corporation of its strategic and operating goals and the level of achievement of individual objectives by participants.
     Performance goals were adopted by the Board of Directors at the beginning of 1995. Certain performance goals included earnings per share ("EPS") of $1.38, adjusted for the two-for-one stock split, return on average total stockholders' equity ("ROE") of 12.50%, return on average total assets ("ROA") of 0.90% and growth of average assets internally by 12%. The Corporation's EPS was $1.39 or 101% of goal. The Corporation's ROE was 12.75% or 102% of goal and ROA was 0.93% or 103% of goal. Average assets grew internally 14.6% or 122% of goal.
     For the year 1995, based on the factors discussed above and a review by the Compensation Committee, Messrs. Buffaloe, Coffee, DuRant and Looper received increases in base pay of none, 9.4%, 6.3% and 5.9%, respectively. Messrs. Buffaloe, Coffee, DuRant, and Looper were awarded a bonus of 8.3%, 27.9%, 30.6% and 35.4% of their base salaries for the year 1995, respectively.
     It is the philosophy of the Compensation Committee that stock options should be awarded only to key employees of the Corporation on an intermittent basis to promote long-term interests between such employees and the Corporation's stockholders and assist in the retention of such employees. The Corporation adopted a Non-Qualified Stock Option Plan during 1988 covering certain of its officers. Options granted under this plan vested at 25% per year. The exercise period for options granted under this plan is ten years from each vesting date. During the year ended December 31, 1988, participating officers, including certain executive officers, received options to purchase an aggregate of 110,392 common shares at an average option price of $8.875 per share, adjusted for the two-for-one stock split. Under this plan, all shares were vested at December 31, 1995. No options were granted under this plan during 1995. The Corporation adopted the Anchor Financial Corporation, The Anchor Bank and The Anchor Bank of North Carolina Incentive Stock Option Plan of 1994 during 1994 covering certain of its officers. Options granted under this plan vest on a cumulative basis for one-third of the shares on each of the first three anniversaries of the grant. During the year ended December 31, 1995, participating officers, including certain executive officers, received options to purchase an aggregate of 150,000 common shares at an average option price of $14.50 per share, adjusted for the two-for-one stock split. Under this plan, none of the shares were vested at December 31, 1995. The exercise period for options granted under this plan is ten years from the grant date. Under the terms of a merger agreement, stock options granted under the 1st Atlantic Bank Incentive Stock Option Plan were converted into options to purchase an aggregate of 24,772 shares of the Corporation's common stock at an average option price of $5.85 per share, adjusted for the two-for-one stock split. Messrs. Chryst, Buffaloe, Coffee, DuRant and Looper have received options to purchase 80,000, 3,000, 42,930, 44,800 and 44,800 common shares, respectively, at an average price of $11.46 per share, adjusted for the two-for-one stock split.
     The Corporation has adopted certain broad based employee benefit plans including retirement and life insurance plans in which executive officers participate. The value of these items is set forth in the Summary Compensation Table above under "All Other Compensation." Executive officers also may have received perquisites in connection with their employment not set forth in any of the tables herein. Such perquisites totaled less than 10% of their cash compensation in 1995. The foregoing benefits and compensation generally are not directly or indirectly tied to the Corporation's performance.
                                       10

     Mr. Stephen L. Chryst has been Chief Executive Officer of the Corporation since 1982. Mr. Chryst's 1995 compensation consisted of base salary, cash bonus, stock options, certain perquisites (which did not exceed 10% of his base salary and bonus) and the various forms of other compensation set forth in the preceding paragraph which were generally available to all employees. Mr. Chryst's base salary of $240,000 was set by the Compensation Committee at the beginning of 1995 and increased 11.6% from 1994. The level of base salary was based in part on compensation levels of chief executive officers of comparable companies and the total assets of the Corporation. Mr. Chryst's cash bonus was determined principally by achievement of the set performance goals discussed above. The Corporation achieved 101% of the EPS goal, 102% of the ROE goal, 103% of the ROA, and 122% of the internal growth goal. These performance achievements resulted in a cash bonus to Mr. Chryst of $92,768 or 38.7% of his base salary. The Compensation Committee believes that the Corporation's strong performance during 1995 was directly related to Mr. Chryst's leadership and that all compensation paid to him was warranted.
     Periodically, independent compensation consultants are engaged to review the total compensation of all members of executive management as compared with peers with comparable responsibilities in other companies. Results of the study are reported to the Compensation Committee.
                            COMPENSATION COMMITTEE
                            C. Donald Cameron
                            John D. Flowers
                            J. Bryan Floyd
                            J. Roddy Swaim
                            Zeb M. Thomas, Sr.
                                       11

                               PERFORMANCE GRAPH
     The following chart shows a five-year comparison of the cumulative total return on the Corporation's stock, assuming reinvestment of dividends, with that of a broad equity market index, the Dow Jones Market Equity Index, and with that of a published industry index, the Dow Jones Regional Banks-South Index.
     The yearly percentage change in the cumulative total return on the Corporation's stock is computed by dividing the sum of the cumulative amount of dividends for the five year period ended December 31, 1995, assuming dividend reinvestment, and the difference between the Corporation's share price at December 31, 1995 and December 31, 1990 by the share price at December 31, 1990. The Dow Jones Market Equity Index and the Dow Jones Regional Banks-South Index are constructed using this methodology for large samples of companies.

          (Performance Graph appears here. Plot points are below)

                                           1990    1991    1992    1993    1994   1995
Anchor Financial Corporation              100.00   99.94   106.31  158.60 171.59  252.05
Dow Jones Regional Banks-South Index      100.00  181.01   241.31  247.92 244.07  375.16
Dow Jones Equity Market Index             100.00  132.44   143.83  158.14 159.36  220.51


                      CERTAIN TRANSACTIONS WITH MANAGEMENT
     The Corporation has had in the past, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders, and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others, and do not involve more than normal risks of collectibility or present other unfavorable features.
     Albert A. Springs, III, director of the Corporation, is the owner of H.B. Springs Company (Insurance Agency). During 1995, the Corporation and its subsidiaries purchased insurance through this company. The premiums paid for such insurance are considered reasonable in relation to those premiums that would have
                                       12
been paid to a third party. Howell V. Bellamy, Jr., director of the Corporation, is the Chairman of the Board of the law firm of Bellamy, Rutenberg, Copeland, Epps, Gravely and Bowers, P.A. The law firm rendered legal services to the Corporation and its subsidiaries during 1995. The fees paid for such legal services are considered reasonable in relation to those fees that would have been paid to a third party. Ruppert L. Piver, director of the Corporation, leases land to The Anchor Bank of North Carolina ("ABNC") on which its main office is located. The lease expires on December 31, 2002, but ABNC has the option to extend the lease for two additional ten-year periods. The current rental rate is approximately $3,600 annually. The Corporation made payments of approximately $3,600 in 1995. Management believes that the terms of the lease are as favorable as would have been obtainable from a third party.
     Other than these transactions, there were no material transactions with any such persons during 1995.
                PROPOSED AMENDMENT FOR ARTICLES OF INCORPORATION
     INCREASE OF AUTHORIZED SHARES OF COMMON STOCK. The Board of Directors of the Corporation recommends an amendment to Article FOURTH of the Articles of Incorporation ("Articles") of the Corporation as set forth below. The proposed amendment must be approved by the holders of a majority of the common stock of the Corporation.
     The proposed amendment to Article FOURTH of the Articles would increase from 4,000,000 to 7,000,000 the number of shares of common stock the Corporation is authorized to issue.
     The holders of the Corporation's common stock will vote on amending Article FOURTH of the Articles to read as follows:
          The aggregate number of shares which the corporation is
     authorized to issue is seven million (7,000,000) of one class of common stock with a par value of six dollars ($6.00) per share. All stock shall be common stock of the same class.
     The holders of common stock are entitled to one vote per share. The holders of common stock do not have preemptive rights to purchase any securities subsequently issued by the Corporation pursuant to a provision in the Articles. The holders of common stock are entitled to receive dividends as may be declared by the Board of Directors of the Corporation with respect to the common stock out of funds legally available therefor. In the event of liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of outstanding shares of common stock will be entitled to share pro rata according to their respective interests in the Corporation's assets and funds remaining after payment or provision for payment of all debts and other liabilities of the Corporation.
     The proposed increase of the number of shares of common stock that the Corporation is authorized to issue from 4,000,000 to 7,000,000 is intended to allow the Corporation greater flexibility with respect to its capitalization and the number of shares that shall be outstanding. The Board of Directors will have discretion in regard to the issuance of the additional authorized shares, subject to applicable laws and regulations that may require shareholder vote.
     The Corporation does not currently have any plans to issue the authorized unissued shares, but the Corporation will have the flexibility to issue such shares for sale or in an exchange transaction in connection
                                       13
with a merger or acquisition or for other appropriate corporate purposes. If additional shares are issued, the general effect upon the rights of existing security holders will be to reduce their percentage of ownership and, depending upon the consideration received for any additional shares issued, may increase or decrease the value of the outstanding shares.
     The Corporation's Articles and By-Laws contain certain anti-takeover features. The Articles and By-Laws provide for a Board of Directors which serves staggered three-year terms. Shareholders vote only for candidates in the class of directors whose terms expire at the time of the annual stockholders' meeting. The staggered classification of the Board could make it more difficult for shareholders to effect a significant change in the overall composition of the Board, thus perpetuating the tenure of management.
     South Carolina corporate law provides that a corporation's articles of incorporation may be amended or repealed by a majority of the shareholders entitled to vote thereon, unless applicable law or a company's articles require a different vote to amend or repeal the articles. The Corporation's Articles require that certain Articles may only be amended or repealed by the affirmative vote of holders of at least 80% of all outstanding voting shares. These provisions render more difficult the accomplishment of a merger or acquisition or the assumption of control by a principal stockholder and make the removal of management more difficult. The specific Articles of the Corporation requiring 80% approval to amend or appeal such Articles are:
          1. The stock of the Corporation may be issued for valid corporate purposes upon authorization by the Board without stockholder approval. Such authorization by the Board may be made by a majority or other vote of the Board as may be provided in the By-Laws of the Corporation. The affirmative vote of the holders of not less than 80% of the outstanding voting stock of the Corporation is required to amend or repeal the provisions of the Article EIGHTH.
          2. The affirmative vote of the holders of not less than 80% of the outstanding voting stock of the Corporation is required in the event that the Board does not recommend to the stockholders of the Corporation a vote in favor of (1) a merger or consolidation of the Corporation with, or (2) a sale, exchange or lease of all or substantially all the assets of the Corporation to any person or entity. For purposes of this provision, substantially all the assets shall mean assets having a fair market value or book value, whichever is greater, of 25% or more of the total assets as reflected on a balance sheet of the Corporation as of a date no earlier than 45 days prior to any acquisition of such assets. The affirmative vote of the holders of not less than 80% of the outstanding voting stock of the Corporation is required to amend or repeal the provisions of this Article NINTH.
          3. The Board of Directors of the Corporation shall consist of a maximum of 20 persons. The affirmative vote of the holders of not less than 80% of the outstanding voting stock of the Corporation is required to amend or repeal the maximum number provided for in Article THIRTEENTH.
     In addition to the above Articles which require 80% shareholder approval, the Corporation's By-Laws explicitly require the Board to consider all factors it deems relevant in evaluating any proposed tender offer, exchange offer or other change in control for the Corporation or any subsidiary. This provision requires the Board to evaluate whether a proposal is in the best interests of the Corporation by considering the best interests of the stockholders, and other relevant factors, including the social, legal and economic effects on
                                       14
employees, customers and the communities served by the Corporation and its subsidiaries. These specific standards could make it more difficult to challenge the business judgment of the Board in deciding not to recommend a particular transaction to the shareholders, even if the transaction is favorable to the interests of the stockholders.
     These provisions in the Articles and By-Laws could have the effect of reducing the attractiveness of the Corporation to persons who might wish to make a tender offer, an exchange offer or other takeover bid for the Corporation's common stock, thereby reducing the possibility that existing stockholders might be offered premiums over the market value of their stock, a situation often associated with takeover bids. The provisions also may have the overall effect of rendering more difficult the accomplishment of mergers or the assumption of control of the Corporation, and thus make the removal of management more difficult. These provisions could make the accomplishment of a future transaction more difficult even if it is favorable to the interests of the shareholders. At the present time, management of the Corporation has no knowledge of and no reason to believe that any person or entity is considering an offer of the type which would be affected by any of these provisions.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION.
                    PROPOSAL FOR INCENTIVE STOCK OPTION PLAN
     The Board of Directors of the Corporation recommends approval of the proposed "Anchor Financial Corporation, The Anchor Bank and The Anchor Bank of North Carolina Incentive Stock Option Plan of 1996" ("ISOP") as described below. The proposed ISOP must be approved by the holders of a majority of the common stock of the Corporation.
     The stated purpose of the ISOP is to aid the Corporation and its subsidiary Banks in securing and retaining key employees of outstanding ability by making it possible to offer them an increased incentive, in the form of a proprietary interest in the common stock of the Corporation, to join or continue in service of the Corporation or one of its subsidiary Banks and to increase the welfare and success of the Corporation and its subsidiaries. The total number of shares of the Corporation that may be optioned under the ISOP is 75,000 shares of the Corporation's $6.00 par value common stock. The option price per share shall not be less than 100% of the fair market value of the optioned stock at the time an option is granted pursuant to the ISOP.
     The ISOP shall be administered by the Board of Directors of the Corporation which shall have the power and authority to administer, construe and interpret the ISOP and to make rules for carrying it out and to make changes in such rules. The proposed ISOP is set forth as an exhibit to the Annual Report filed on Form 10-K with the Securities and Exchange Commission for the period ended December 31, 1995. The terms of each option granted under the proposed ISOP shall be as determined from time to time by the Board of Directors and shall be set forth in an Incentive Stock Option Agreement in the form attached as an exhibit to the ISOP and approved by the Board of Directors, subject to the limitations set forth in the ISOP.
     The key employees who will be eligible to participate in the ISOP are defined to include persons in the regular full-time common law employment of the Corporation or any subsidiary as an executive or non-executive officer thereof, who in the opinion of the Board of Directors of the Corporation, is or is expected
                                       15
to be primarily responsible for the management, growth or protection of some part or all of the business of the Corporation or any subsidiary. As of the date hereof, it is anticipated that the approximate number of persons who will be "key employees" as defined in the ISOP is forty (40). Neither the dollar value nor the number of options that may be available to any executive officer or other key employee are determinable as of the date hereof. Such determinations must be made by the Board of Directors of the Corporation after the ISOP becomes effective.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED INCENTIVE STOCK OPTION PLAN.
                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
     Price Waterhouse LLP has been independent public accountants for the Corporation since 1975. The Corporation recommends that the shareholders ratify the selection by the Board of Directors of the Corporation of Price Waterhouse LLP as independent public accountants for the Corporation during the year ending December 31, 1996.
     It is expected that representatives of Price Waterhouse LLP will be present at the meeting and will be available to respond to appropriate questions. The representatives of Price Waterhouse LLP will be given an opportunity to make a statement if they desire.
                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
     A copy of the Corporation's Annual Report on Form 10-K, including the financial statements and schedules thereto, which is filed with the Securities and Exchange Commission, is available free of charge to each shareholder of record upon written request to the Corporate Secretary, Anchor Financial Corporation, 2002 Oak Street, Myrtle Beach, South Carolina 29577.
                                          By Order of the Board of Directors
                                          STEPHEN L. CHRYST
                                          President and Chief Executive Officer
Myrtle Beach, South Carolina
March 27, 1996
                                       16

***************************************************************************

                                  APPENDIX

                          ANCHOR FINANCIAL CORPORATION
P R O X Y
                                2002 OAK STREET
                             MYRTLE BEACH, SC 29577
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    The undersigned hereby appoints John J. Moran, Ruppert L. Piver and Albert
A. Springs, III, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Anchor Financial Corporation (the "Corporation") held of record by the undersigned on March 1, 1996 at the annual meeting of shareholders to be held on April 24, 1996 or any adjournment thereof.
    1. ELECTION OF DIRECTORS

[ ] FOR all nominees listed below         [ ] WITHHOLD AUTHORITY
    (except as marked to the contrary         to vote for all
    below)                                    nominees listed below

  INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
                    A LINE THROUGH THE NOMINEE'S NAME BELOW.
                              C. Jason Ammons, Jr.
                                Tommy E. Looper
                                Thomas J. Rogers
                               Admah Lanier, Jr.
                             W. Gairy Nichols, III
                               Zeb M. Thomas, Sr.
    2. PROPOSAL TO CONSIDER AND VOTE UPON AN AMENDMENT TO THE CORPORATION'S ARTICLES OF INCORPORATION to increase the authorized shares of common stock to 7,000,000 shares.
        FOR [ ]                  AGAINST [ ]                  ABSTAIN [ ]
    3. PROPOSAL TO CONSIDER AND VOTE ON ADOPTION OF THE PROPOSED ANCHOR FINANCIAL CORPORATION, THE ANCHOR BANK AND THE ANCHOR BANK OF NORTH CAROLINA INCENTIVE STOCK OPTION PLAN OF 1996, to be effective as of April 25, 1996.
        FOR [ ]                  AGAINST  [ ]                 ABSTAIN [ ]
                           (Continued on other side.)

                          (Continued from other side.)
    4. PROPOSAL TO RATIFY SELECTION OF PRICE WATERHOUSE LLP as independent public accountants for the Corporation for the year ending December 31, 1996.
        FOR  [ ]                 AGAINST   [ ]                ABSTAIN [ ]
    5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 THROUGH 4.
                                                 DATED

                                                            SIGNATURE

                                                    SIGNATURE IF HELD JOINTLY
                                                 Please sign exactly as name
                                                 appears at left. When shares
                                                 are held by joint tenants, both
                                                 should sign. When signing as
                                                 attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please give full
                                                 title as such. If a
                                                 corporation, please sign in
                                                 full corporate name by
                                                 President or other authorized
                                                 officer. If a partnership,
                                                 please sign in partnership name
                                                 by authorized person.
    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.